Exhibit 10.2

C O M M E R C I A L R E A L E S T A T E S E R V I C E S

Sandy Izumi General Manager CBRE, Inc. Property Management	225 W. Santa Clara Street Suite 1200 San Jose, CA 95113 408 453 7483 Tel 408 437 3170 Fax 408 472 5104 Cell sandy.izumi@cbre.com www.cbre.com

July 1, 2020

ChemoCentryx, Inc.

840-850 Maude Avenue

Mountain View, CA 94043

Re:840-850 Maude Avenue – Two (2) Month Extension

Dear Tenant:

As per the Third Amendment dated April 5, 2019 by and between CHEMOCENTRYX, INC., a Delaware corporation (“Tenant”) and Google LLC, a limited liability company (“Landlord”), Landlord and Tenant are parties to that certain Lease to which Tenant is currently leasing from Landlord, certain space containing approximately 35,755 rental square feet located at 840-850 Maude Avenue, Mountain View, CA which is scheduled to expire on April 30, 2021 provide either party does not trigger their termination option.

Given the current COVID 19 pandemic and existing governmental shelter-in-place mandates, the Landlord acknowledges that a delay in the tenant’s relocation plans may have occurred.

In light of these unprecedented circumstances, the parties hereto agree to extend the Lease term for an additional (2) months based on the following terms and conditions:

1.Extension of Lease Term. The Lease Term, which is currently scheduled to expire on April 30, 2021, is hereby extended for a period of two (2) months (the “Extended Term Commencement Date”) and expiring on June 30, 2021, unless sooner terminated pursuant to the terms of the Lease.

2.Rent; Operating Expense Payments. Prior to and during the Extended Term, Tenant shall continue to pay (i) monthly installments of monthly Base Rent to Landlord for the Premises at the amount applicable during the last rental period of the Lease Term, and (ii) Tenant’s Share of Common Area Operating Expenses for the Project, as set forth in, and in accordance with, the Lease. In addition, any and all amounts payable by Tenant to Landlord pursuant to the terms of the Lease, as amended hereby (including Tenant’s Share of Common Area Operating Expenses, but excluding monthly Base Rent), are hereinafter collectively referred to as “Additional Rent”, and monthly Base Rent and Additional Rent are herein collectively referred to as “Rent.” Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, as extended, the obligations of Tenant to pay Rent for the Extended Term shall survive the expiration of the Lease Term, as extended.

Chemocentryx – Two (2) Month Extension

7/1/20

3.Condition of Premises. Tenant is currently in possession of the Premises and shall continue to accept and occupy the Premises and the Building in their current “AS IS” condition as of the Effective Date and the Extended Term Commencement Date without any agreements, representations, understandings or obligations on the part of Landlord to perform or pay for any alterations, repairs or improvements to the Premises, except as otherwise expressly set forth in the Lease, as hereby amended.

4.No Further Modifications. Except as set forth in this Letter, all of the terms and provisions of the Lease are hereby ratified and confirmed and shall remain unmodified and in full force and effect.

Please sign below with your acknowledgement and agreement.

Regards,

CBRE, Inc.

Property Manager for Landlord

Chemocentryx – Two (2) Month Extension

7/1/20

Hereby Signed and Acknowledged

TENANT:

ChemoCentryx, Inc.,

a Delaware corporation

/s/ Thomas J. Schall, Ph.D.

Authorized Signatory
Thomas Schall	President, CEO

July 1, 2020

Date

LANDLORD:

Google LLC

a Delaware limited liability company

/s/ Emilie Snow

Authorized Signatory
Emilie Snow

July 1, 2020

Date